Exhibit-10-z

MERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT

THIS AGREEMENT, is made effective as of September 11, 2013 (the “Date of Grant”), between Meritor, Inc. an Indiana corporation (“Meritor” or the “Corporation”) and Ivor J. Evans (the “Participant”).
R E C I T A L S:
WHEREAS, Meritor has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Board of Directors and the Compensation and Management Development Committee of Meritor have determined that it would be in the best interests of Meritor and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Definitions. Whenever the following terms are used in this Stock Option Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(A) Grant Date: September 11, 2013

(B) Date of Vesting: Stock options will vest as set forth in section 3 below.

(C) Expiration Date: September 11, 2018

(D) Options: The non-qualified stock options awarded by the Board of Directors of Meritor to the Participant on September 11, 2013, to which this Stock Option Agreement relates.

(E) Option Shares: The shares of Meritor Common Stock issuable or transferable on exercise of the Options.

(F) Plan: Meritor's 2010 Long-Term Incentive Plan, as it may be amended and in effect at the relevant time.

(G) Shares: Shares of Meritor Common Stock.

2.	Grant of Options
The Corporation, pursuant to the action of the Board of Directors of the Corporation on the Grant Date, granted to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, 350,000 Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Options (the “Exercise Price”) shall be $8.22, which is the Fair Market Value of the Shares on the Date of Grant. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3.	When Options May be Exercised

Options will vest upon achieving three (3) separate stock price performance hurdles as set forth in section 3 below, provided, however, that in no event shall any stock options vest prior to one (1) year from the date

Exhibit-10-z

of grant and if one (1) or more of the performance vesting hurdles are achieved prior to one (1) year from the date of grant, then the vesting thereof shall not occur until the first anniversary of the date of grant. Failure to achieve performance hurdles by September 30, 2016 will result in forfeiture of any unvested Options. The stock price performance hurdles required for vesting of the Options are defined as achieving a thirty (30) trading-day average closing stock price for shares of Meritor common stock as follows:

◦	One-third of the grant, or 116,666 stock options, will vest upon the achievement of an average stock price of no less than $12.00 as defined above;

◦	One-third of the grant, the second third or 116,667 stock options, will vest upon the achievement of an average stock price of no less than $14.00 as defined above; and

◦	One-third of the grant, the final third or 116,667 stock options, will vest upon the achievement of an average stock price of no less than $16.00 as defined above.

Notwithstanding the foregoing, should the Participant’s employment with the Corporation terminate prior to March 1, 2015, other than with consent by the Board of Directors, all unvested stock options will be forfeited.
Termination of employment other than a Termination for Cause (as defined under the Plan) on or subsequent to March 1, 2015 will result in the stock options continuing to vest until September 30, 2016 based on the above performance vesting criteria.
Notwithstanding any other provision of this Stock Option Agreement, if a Change of Control (as defined in the Plan) shall occur, then Participant will be eligible for vesting and payment of the Options in accordance with the terms of the Plan.

4.	Withholding

The Corporation will not deliver Shares being purchased upon any exercise of this Stock Option unless it has received payment in a form acceptable to the Corporation for all applicable withholding taxes (or the Participant makes other arrangements satisfactory to the Corporation for the payment of such taxes).

5.	References

All references in this Stock Option Agreement to sections, paragraphs, subparagraphs or clauses shall be deemed to be references to sections, paragraphs, subparagraphs and clauses of this Stock Option Agreement unless otherwise specifically provided.

6.    Applicable Laws and Regulations; Conflicts with the Plan

This Stock Option Agreement and Meritor's obligation to issue Option Shares hereunder are subject to the terms and conditions of the Plan and applicable laws and regulations. In the event of a conflict between the terms of this Stock Option Agreement and the terms of the Plan, the terms of the Plan shall govern.

7. No Acquired Rights

The Participant acknowledges, agrees and consents that: (a) the Plan is discretionary and the Corporation may amend, cancel or terminate the Plan at any time; (b) the grant of the Options is a one-time benefit offered to the Participant and does not create any contractual or other right for the Participant to receive any future grants or benefits under the Plan in the future; (c) future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) the Participant’s participation in the Plan is voluntary.

8.    Applicable Law

Exhibit-10-z

This agreement and the Corporation’s obligation to deliver Option Shares hereunder shall be governed by and construed and enforced in accordance with the laws of Indiana and the Federal law of the United States.

MERITOR, INC.

By:/s/ Timothy Heffron
Timothy Heffron
Vice President,
Human Resources and
Chief Informational Officer

Agreed to Effective As of September 11, 2013 and Executed as of the Date Set forth Below:

/s/ Ivor J. Evans
Date Executed:

3